Exhibit 99

Contact:	610-337-1000	For Immediate Release:
	Robert W. Krick, ext. 13645 Hugh J. Gallagher, ext. 11029 Brenda A. Blake, ext. 13202	October 19, 2010
AmeriGas Issues Earnings Guidance
VALLEY FORGE, Pa., October 19 — AmeriGas Partners, L. P. (NYSE: APU) today announced earnings guidance for fiscal years 2010 and 2011. The Partnership expects to report net income attributable to AmeriGas Partners of approximately $165 million for its fiscal year ended September 30, 2010. Adjusted earnings before interest expense, income taxes, depreciation and amortization excluding the impacts of a previously reported $12.2 million loss related to the termination of interest rate protection agreements and an additional $7.0 million litigation reserve recorded during the fiscal year 2010 fourth quarter (Adjusted EBITDA), are expected to be approximately $340 million for fiscal 2010.
In prepared remarks delivered earlier today to investors at UGI Corporation’s Analyst Day webcast from New York, Eugene V.N. Bissell, chief executive officer of AmeriGas, said, “Assuming normal weather patterns this winter, for fiscal 2011 ending September 30, 2011 we expect to report earnings in the range of $189 million to $199 million and EBITDA in the range of $345 to $355 million.” AmeriGas is scheduled to release more detailed results for the fiscal year ended September 30, 2010 on November 10, 2010.
Estimated fiscal 2010 Adjusted EBITDA is a non-GAAP financial measure. Management believes the presentation of this measure for fiscal 2010 provides useful information to investors to more effectively evaluate the year-over-year results of operations of the Partnership in fiscal 2010. This measure is not comparable to measures used by other entities and should only be considered in conjunction with income per limited partner unit.
AmeriGas Partners is the nation’s largest retail propane marketer, serving approximately 1.3 million customers in all 50 states from approximately 1,200 locations. UGI Corporation (NYSE:UGI), through subsidiaries, owns 44% of the Partnership and the public owns the remaining 56%.
Comprehensive information about AmeriGas is available on the Internet at http://www.amerigas.com.
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AmeriGas Issues Earnings Guidance	Page 2
This press release contains certain forward-looking statements which management believes to be reasonable as of today’s date only. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond management’s control. You should read the Partnership’s Annual Report on Form 10-K for a more extensive list of factors that could affect results. Among them are adverse weather conditions, cost volatility and availability of propane, increased customer conservation measures, the capacity to transport propane to our market areas, the impact of pending and future legal proceedings, political, economic and regulatory conditions in the U.S. and abroad, and the timing and success of our acquisitions and investments to grow our business. The partnership undertakes no obligation to release revisions to its forward-looking statements to reflect events or circumstances occurring after today.
AMERIGAS PARTNERS, L.P. AND SUBSIDIARIES
(Millions — unaudited)
The following table includes reconciliations of net income attributable to AmeriGas Partners, L.P. to EBITDA and Adjusted EBITDA for the periods presented:

	Forecasted	Forecasted
	Twelve	Fiscal
	Months Ended	Year Ended
	September 30,	September 30,
	2010	2011
Net income attributable to AmeriGas Partners, L.P	$165.0	$194.0
Income taxes	3.0	3.0
Interest expense	65.0	60.0
Depreciation	80.0	82.0
Amortization	8.0	11.0

EBITDA	321.0	350.0
Loss on interest rate hedges	12.2	—
Litigation reserve	7.0	—

Adjusted EBITDA	$340.2	$350.0

Earnings before interest expense, income taxes, depreciation and amortization (“EBITDA”) should not be considered as an alternative to net (loss) income attributable to AmeriGas Partners, L.P (as an indicator of operating performance) and is not a measure of performance or financial condition under accounting principles generally accepted in the United States (“GAAP”). Management believes EBITDA is a meaningful non-GAAP financial measure used by investors to (1) compare the Partnership’s operating performance with other companies within the propane industry and (2) assess its ability to meet loan covenants. The Partnership’s definition of EBITDA may be different from that used by other companies.
Management uses EBITDA to compare year-over-year profitability of the business without regard to capital structure as well as to compare the relative performance of the Partnership to that of other master limited partnerships without regard to their financing methods, capital structure, income taxes or historical cost basis. In view of the omission of interest, income taxes, depreciation and amortization from EBITDA, management also assesses the profitability of the business by comparing net income attributable to AmeriGas Partners, L.P for the relevant years.
Management also uses EBITDA to assess the Partnership’s profitability because its parent, UGI Corporation, uses the Partnership’s EBITDA to assess the profitability of the Partnership. UGI Corporation discloses the Partnership’s EBITDA as the profitability measure to comply with the GAAP requirement to provide profitability information about its domestic propane segment. EBITDA in the twelve months ended September 30, 2010 includes a $12.2 loss on discontinuance of hedge accounting for interest rate protection agreements and an additional $7.0 litigation reserve.

AP-11	###	10/19/10